Exhibit 1

JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Shares, par value $2.00 per share of The Cronos Group, and further agrees that this Joint Filing Agreement be included as an exhibit to such filings provided that, as contemplated by Section 13d-1(k)(2), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

Dated: February 24, 2003

WAVELAND PARTNERS, L.P.
By:	Waveland Capital Management, L.P.
Its:	General Partner
By:	Clincher Capital Corporation
Its:	General Partner

By:	/s/ David S. Richter David S. Richter, President

WAVELAND CAPITAL MANAGEMENT, L.P.
By:	Clincher Capital Corporation
Its:	General Partner

By:	/s/ David S. Richter David S. Richter, President

CLINCHER CAPITAL CORPORATION

By:	/s/ David S. Richter David S. Richter, President

WAVELAND CAPITAL MANAGEMENT, LLC

By:	/s/ David S. Richter David S. Richter, Manager

WAVELAND PARTNERS, LTD

By:	/s/ David S. Richter David S. Richter, Director

WAVELAND INTERNATIONAL, LTD

By:	/s/ David S. Richter David S. Richter, Director

WAVELAND INVESTMENTS, LLC

By:	/s/ Dennis M. Zaslavsky Dennis M. Zaslavsky, Manager

By:	/s/ Dennis M. Zaslavsky Dennis M. Zaslavsky